Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, no par value per share, of Central Pacific Financial Corp., a Hawaii corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this the 28th day of February, 2011.

ANCHORAGE ADVISORS MANAGEMENT, L.L.C.

By:  /s/ Kevin M. Ulrich
Name:  Kevin M. Ulrich
Title:    Managing Member

ANCHORAGE CAPITAL GROUP, L.L.C.

By:  /s/ Natalie Birrell
Name:  Natalie Birrell
Title:    Chief Operating Officer

ANTHONY L. DAVIS

/s/ Anthony L. Davis

KEVIN M. ULRICH

/s/ Kevin M. Ulrich